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Exhibit 8.1

January 26, 2004

MILLICOM INTERNATIONAL CELLULAR S.A.
75 Rue de Longwy
L-8080 Bertrange
Grand Duchy of Luxembourg

Re:	MILLICOM INTERNATIONAL CELLULAR S.A. $63,531,000 2% Senior Convertible PIK Notes due 2006 and 5,909,777 Shares of Common Stock, $6.00 par value per share (the "Securities")

Ladies and Gentlemen:

        We have acted as special United States tax counsel to you in connection with your registration of the Securities, as described in the Registration Statement on Form F-3 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission (the "SEC") on January 8, 2004. We refer in particular to the information set forth under the heading "United States Federal Income Tax Considerations" (the "United States Income Tax Summary") contained in the Registration Statement.

        We have aided you in the preparation of the Registration Statement, including in particular the United States Income Tax Summary. We hereby confirm that, in all material respects, the United States Income Tax Summary presents a fair and accurate summary of the matters addressed therein, based upon the provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that the IRS will not take contrary positions and that a court may agree with such contrary positions. In addition, no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

        This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. For purposes only of compliance with Treasury Regulation Section 1.6011-4T(b)(3)(i), we hereby agree that you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering of the Securities and all materials of any kind, including this opinion letter any other tax analyses, that we have provided to you relating to such tax treatment and tax structure; provided, however, that any such information relating to the tax treatment or tax structure must be kept confidential to the extent necessary to comply with applicable securities laws. We also consent to the use of our name in the United States Income Tax Summary and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

FOLEY HOAG LLP

By:	/s/ RICHARD SCHAUL-YODER a Partner

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  Exhibit 8.1